UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement.

Axcelis Technologies, Inc. (the “Company” or “Axcelis”) and U.S. Bank National Association, as trustee (the “Trustee”), are parties to an Indenture dated as of May 2, 2006 (the “Indenture”) relating to the Company’s 4.25% Convertible Senior Subordinated Notes (the “Senior Subordinated Notes”). Under the Indenture, the Company is required to repay the outstanding principal amount of the Senior Subordinated Notes plus a maturity premium and accrued interest (a total payment of approximately $85 million) on January 15, 2009.  A copy of the Indenture was included as Exhibit 4.12 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2006.

On January 15, 2009, Axcelis failed to make the required payment under the Indenture.  Such failure constitutes an event of default under the Indenture.  Pursuant to the Indenture and as a result of the failure by Axcelis to make the required payment, Axcelis is required to pay, upon demand of the Trustee, the entire overdue amount, plus interest at a rate of 8.0% per annum, plus certain additional costs and expenses associated with the collection of such amounts.  Axcelis is actively engaged in discussions with the sole holder of the Senior Subordinated Notes (the “Holder”).   Axcelis will continue to seek a waiver and forbearance or longer term refinancing from the Holder, but also continues to be engaged in seeking other sources of financing and other liquidity initiatives.  There can be no assurance that the Company’s efforts will be successful or that the Holder or Trustee will not declare all outstanding obligations under the Indenture to be immediately due and payable and pursue their rights and remedies under the Indenture.

Item 7.01 Regulation FD Disclosure

On January 15, 2009, the Company issued a press release disclosing the failure to make the required payment under the Indenture and related issues. A copy of the Company’s press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2009	Axcelis Technologies, Inc.

	By:	/s/ STEPHEN G. BASSETT
Stephen G. Bassett
Executive Vice President
and Chief Financial Officer

Exhibit No.	Exhibit Index
99.1	Axcelis Technologies, Inc. press release dated January 15, 2009